Berry Petroleum Company News

Berry Petroleum Earns $1.17 Per Share in Third Quarter 2008; Averages 35,150 BOE/D Production and Generates Discretionary Cash Flow of $122 Million

Denver -- (BUSINESS WIRE) – October 29, 2008 -- Berry Petroleum Company (NYSE:BRY) earned net income of $53.3 million, or $1.17 per diluted share, for the three months ended September 30, 2008, up 98% from net income of $26.9 million, or $.60 per diluted share in the third quarter of 2007, according to Robert F. Heinemann, president and chief executive officer.  Discretionary cash flow totaled $122 million in the quarter, up 70% from $72 million in the third quarter of 2007. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

For the third quarter ended September 30, 2008 net production averaged 35,150 barrels of oil equivalent per day (BOE/D), an increase of 31% from the 26,873 BOE/D achieved in the same 2007 period. The average realized sales price, net of hedging, for the 2008 third quarter was $64.98 per BOE, up 36% over the $47.93 per BOE received in the 2007 period.  Oil and gas revenues rose 75% to $208 million in 2008 compared to $119 million in 2007. The Company drilled 118 gross (101 net) wells in the third quarter of 2008.

For 2008 and 2007, net production in BOE per day was as follows:

	Third Quarter Ended September 30
	2008 Production		2007 Production
Oil (Bbls)	21,162	60%	19,481	73%
Natural Gas (BOE)	13,988	40%	7,392	27%
Total BOE per day	35,150	100%	26,873	100%

Mr. Heinemann said, “Our assets are performing as expected.  Company-wide production for the quarter was up 21% over the second quarter 2008 with the contribution of our East Texas acquisition and significant growth in our diatomite and Piceance assets.”

Production from the Company’s diatomite asset increased to an average of 2,100 BOE/D, up 400 BOE/D or 24% from the second quarter of 2008. The diatomite 2008 drilling program was completed in mid-October, with an additional 50 wells slated for 2009.  Production should remain flat during the fourth quarter as the Company evaluates steam injection methods on the shallower reservoir in the northern portion of the field.

Piceance production was up 37% over the second quarter of 2008 to 22.7 MMcf/D from 26 gross wells (16 net) drilled in the third quarter.  Approximately 2 MMcf/D was shut-in during September while the Rockies Express pipeline was down for maintenance. The East Texas natural gas acquisition has been contributing 5,000 BOE/D since the closing on July 15, 2008 and added 4,300 BOE/D to Berry’s average production for the quarter.

In light of the current commodity price environment Berry has reduced capital activity in the fourth quarter of 2008, by releasing eight of the 12 rigs we had drilling in the third quarter of 2008. As a result, we expect fourth quarter production to average between 37,000 and 38,000 BOE/D and remain flat into the first quarter of 2009. At current commodity prices, capital activity in 2009 will be at a reduced level compared to 2008.  In 2009 capital expenditures of approximately $200 million would allow the Company to maintain production while generating free cash flow to pay down debt. The Company has the flexibility to further reduce its capital spending at lower commodity price levels.

Nine Months Results
Net income for the first nine months of 2008 was $145.5 million or $3.20 per diluted share, up 49% from $97.7 million or $2.18 per diluted share in the comparable 2007 period.

Revenues for the nine months of 2008 were $642 million, up 49% from $430 million in the same 2007 period. Discretionary cash flow totaled $332 million for the first nine months of 2008, up 85% from $179 million in the comparable 2007 period.

For the nine months ended September 30, 2008, net production averaged 30,755 BOE/D, an increase of 16% from the 26,525 BOE/D achieved in the same period in 2007. The average realized sales price per BOE, net of hedging, for the nine months ended September 30, 2008 was $66.37 per BOE, up 45% from the $45.82 per BOE received in the 2007 period.

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Berry Petroleum Company - News Release - October 29, 2008

Financial Performance
David Wolf, executive vice president and chief financial officer, stated, “Our earnings for the quarter were solid at $53 million. Our operating costs decreased on a per barrel basis as we integrated the lower cost East Texas assets into our base assets.  Fuel costs to generate steam decreased approximately $3 million as natural gas prices softened by 18% while our fuel consumption increased by 7%. Our G&A increased during the quarter as we relocated personnel to our corporate headquarters in Denver. Our outstanding debt at the end of the third quarter 2008 was $1.13 billion, comprised of $200 million in senior subordinated debt, $910 million from our credit facility and $19 million from our line of credit.

“On October 17 we completed an amendment to our $1.5 billion credit facility that increased our borrowing base to $1.25 billion with bank commitments of $1.08 billion. This increase in our borrowing base confirms the value of Berry’s predictable, long-lived reserves and as of October 27, 2008, provides us with $144 million in liquidity. Our ability to generate free cash flow at lower commodity prices provides us with confidence in a volatile commodity and credit environment.”

Explanation and Reconciliation of Non-GAAP Financial Measures
	Three Months Ended		Nine Months Ended
	09/30/08	09/30/07	09/30/08	09/30/07
Net cash provided by operating activities	$ 137.4	$ 93.6	$331.2	$ 181.5
Add back: Net increase in current assets	6.1	5.7	35.4	10.8
Add back: Net decrease (increase) in current liabilities	(21.6)	(27.7)	(34.5)	(13.1)
Discretionary cash flow	$ 121.9	$ 71.6	$332.1	$ 179.2

Teleconference Call
An earnings conference call will be held Wednesday, October 29, 2008 at 1:30 p.m. Eastern Time (11:30 a.m. Mountain Time).   Dial 1-866-831-6272 to participate, using passcode 33252082.  International callers may dial 617-213-8859.  For a digital replay available until November 12, 2008 dial 1-888-286-8010 (passcode 81667090). Listen live or via replay on the web at http://www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah, Colorado and Texas.

The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "would," "will," "target," "goal," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2007 Form 10-K filed with the Securities and Exchange Commission on February 26, 2008 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations. All material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date and specifically in the Form 10-Q for the period ending September 30, 2008 filed on October 29, 2008."

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Berry Petroleum Company - News Release - October 29, 2008

CONDENSED STATEMENTS OF INCOME
(In thousands)
(unaudited)

	Three Months		Nine Months
	09/30/08	09/30/07	09/30/08	09/30/07
Revenues
Sales of oil and gas	$207,863	$118,733	$557,689	$333,933
Sales of electricity	18,317	12,241	51,223	40,704
Gas marketing	13,284	-	28,046	-
Gain on sale of assets	95	1,418	510	51,816
Interest and other, net	1,202	1,108	4,095	3,754
Total	240,761	133,500	641,563	430,207
Expenses
Operating costs – oil & gas	56,038	33,995	152,852	103,330
Operating costs – electricity	13,706	9,760	45,620	35,014
Production taxes	9,673	4,344	23,121	12,297
Depreciation, depletion & amortization - oil & gas	40,440	23,356	96,588	65,478
Depreciation, depletion & amortization - electricity	646	938	1,991	2,661
Gas marketing	12,034	-	26,087	-
General and administrative	14,524	9,333	37,067	29,291
Interest	8,755	4,326	16,444	13,593
Commodity derivatives	(594)	-	172	-
Dry hole, abandonment, impairment & exploration	1,571	5,175	9,162	9,342
Total	156,793	91,227	409,104	271,006

Income before income taxes	83,968	42,273	232,459	159,201
Provision for income taxes	30,620	15,418	86,939	61,534

Net income	$53,348	$26,855	$145,520	$97,667

Basic net income per share	$1.20	$.61	$3.27	$2.22
Diluted net income per share	$1.17	$.60	$3.20	$2.18
Cash dividends per share	$0.075	$0.075	$0.225	$0.225

Weighted average common shares:
Basic	44,527	44,112	44,466	44,020
Diluted	45,541	45,002	45,506	44,836

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Berry Petroleum Company - News Release - October 29, 2008

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	09/30/08	12/31/07
Assets
Current assets	$206,442	$161,019
Property, buildings & equipment, net	2,196,322	1,275,091
Other assets	17,307	15,996
	$2,420,071	$1,452,106
Liabilities & Shareholders’ Equity
Current liabilities	$353,920	$271,369
Deferred taxes	206,848	128,824
Long-term debt	1,109,300	445,000
Other long-term liabilities	153,099	146,939
Shareholders’ equity	596,904	459,974
	$2,420,071	$1,452,106

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Nine Months
	09/30/08	09/30/07
Cash flows from operating activities:
Net income	$145,520	$97,667
Depreciation, depletion & amortization (DD&A)	98,579	68,139
Dry hole & impairment	6,858	8,725
Commodity derivatives	(180)	804
Stock based compensation	6,653	5,437
Deferred income taxes	76,502	53,162
Gain on sale of asset	(510)	(51,816)
Other, net	(2,174)	(574)

Net cash provided by operating activities	331,248	181,544

Net cash used in investing activities	(986,865)	(210,079)
Net cash provided by financing activities	655,360	28,310

Net decrease in cash and cash equivalents	(257)	(225)

Cash and cash equivalents at beginning of year	316	416

Cash and cash equivalents at end of period	$59	$191

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Berry Petroleum Company - News Release - October 29, 2008

COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months			Nine Months
	09/30/08	09/30/07	Change	09/30/08	09/30/07	Change
Oil and gas:
Net production-BOE per day	35,150	26,873	+31%	30,755	26,525	+16%
Per BOE:
Average sales price before hedges	$80.22	$49.35	+63%	$82.57	$45.98	+80%
Average sales price after hedges	64.98	47.93	+36%	66.37	45.82	+45%

Operating costs - oil and gas	17.33	13.75	+26%	18.14	14.27	+27%
Production taxes	2.99	1.76	+70%	2.74	1.70	+61%
Total operating costs	20.32	15.51	+ 31%	20.88	15.97	+ 31%

DD&A - oil and gas	12.51	9.45	+32%	11.46	9.04	+27%
General & administrative expenses	4.49	3.78	+19%	4.40	4.05	+9%

Interest expense	$2.71	$1.75	+55%	$1.95	$1.88	+4%

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Contact:
Berry Petroleum Company                                                                       Investors and Media
1999 Broadway, Suite 3700                                                                         David Wolf ,   1-303-999-4 4 00
Denver, Colorado 80202                                                                             Todd Crabtree, 1-866-472-8279

Internet: www.bry.com                                                                               SOURCE: Berry Petroleum Company